Exhibit 10.20

NIELSEN CONSUMER LLC

SEVERANCE POLICY

FOR UNITED STATES-BASED SENIOR EXECUTIVES

ARTICLE I

Purpose and Effectiveness

Nielsen Consumer LLC (the “Company”) has adopted this Severance Policy for United States-Based Senior Executives (the “Policy”), effective as of March 5, 2021, to provide eligible employees of the Company Group the opportunity to receive severance benefits following a qualifying termination of employment. This Policy supersedes and replaces any preceding policy, plan, agreement or understanding adopted by or entered into by the Company relating to severance benefits for each Participant covered by this Policy. This Policy is intended to be a top hat welfare benefit plan under ERISA, maintained for a select group of management or highly compensated employees.

The severance benefits provided for herein further the Company’s goals of attracting and retaining executives, keeping senior executives focused on pursuing transaction opportunities that are in the best interest of shareholders and retaining key talent during times of substantial change or consolidation.

ARTICLE II

Definitions

For purposes of this Policy, the following words and phrases shall have the meanings indicated below:

(a) “Advent” means the investment funds affiliated with Advent International Corporation.

(b) “Average Bonus” means, as to any Participant, the average annual bonus earned under the annual cash incentive plan in which such Participant participates immediately prior to the Date of Termination and paid by the Company to the Participant for performance in the three fiscal years preceding the Date of Termination (excluding any special or one-time bonuses or any amounts not attributable to the applicable annual incentive plan). If such Participant did not receive a cash bonus (or received a prorated bonus) in any of those three preceding fiscal years due to the Participant commencing employment with the Company during such period, the applicable period of employment (i.e., the other one or two years of bonuses) shall be used to calculate the average. If such Participant is terminated prior to having been paid any bonus by the Company with respect to a fiscal year, then such Participant’s Average Bonus will be calculated with respect to such fiscal year based on the Participant’s target bonus under the annual cash incentive plan in which such Participant participates immediately prior to the Date of Termination.

(c) “Base Salary” means, as to any Participant, the amount the Participant is entitled to receive as annual base salary without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, incentives, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or any other equity-based awards.

(d) “Board” means the Board of Managers of US Indy Holdco, LLC.

(e) “Cause” has the meaning ascribed to such term in a Participant’s Employment Agreement for so long as the Employment Agreement is in effect, or, if a Participant has no Employment Agreement or such Employment Agreement does not define “Cause,” it means, with respect to any Participant, the occurrence of any one or more of the following events:

(i) The Participant’s willful misconduct with regard to the Company Group, including, but not limited to, willful violation of the Company Group’s policies that are applicable to the Participant or unauthorized use or abuse of the Company’s resources for personal or family benefit;

(ii) The Participant’s gross negligence that results in material reputational or financial harm to the Company Group;

(iii) The Participant’s conviction of, or entry into a plea of guilty or nolo contendere to, a felony, a misdemeanor involving moral turpitude or an intentional crime involving material dishonesty other than, in any case, vicarious liability;

(iv) The Participant’s conduct involving the use of illegal drugs in the workplace;

(v) The Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; or

(vi) The Participant’s breach of any agreement with the Company Group which continues beyond ten (10) business days after written demand for substantial performance is sent to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee, such breach can be cured by the Participant).

(f) “CEO” means the Chief Executive Officer of the Company.

(g) “Change in Control” means any one or more of the following events:

(i) a sale or Transfer by Dutch TopCo or any of its subsidiaries of all or substantially all of its the assets of Dutch TopCo and its subsidiaries, taken as a whole, to any Third Party;

(ii) a sale or Transfer for value by holders of shares of Dutch TopCo to any Third Party (other than any shareholder or affiliate of a shareholder of Dutch TopCo) (whether a single purchaser or related group of purchasers) in a single transaction or series of related transactions, of such number of shares of Dutch TopCo whose aggregate Percentage Interest exceeds fifty percent (50%) or which entitles the acquirer thereof to greater than a fifty percent (50%) economic interest in Dutch TopCo;

(iii) a sale or Transfer by Advent or any of its affiliates of a majority of the outstanding shares of voting securities of the Investor to a Third Party; or

(iv) any transaction, including the entry into any agreement, pursuant to which or as a result of which a Third Party (other than Advent) is entitled to control the Investor or to appoint, control the appointment of, or otherwise approve a majority or more of the members of the Investor management board.

For the avoidance of doubt, in no event shall an Initial Public Offering or a roll-up transaction or similar transaction in connection with an Initial Public Offering involving only Dutch TopCo, any other direct or indirect parent entity of Dutch TopCo and/or the then-existing shareholders of Dutch TopCo be deemed a Change in Control.

In addition, if required to comply with Section 409A of the Code, the transaction or event described above must also constitute a “change in the ownership or effective control” of Dutch TopCo or a “change in the ownership of a substantial portion of the assets” of Dutch TopCo, as defined in Treasury Regulation §1.409A-3(i)(5).

(h) “Change in Control Protection Period” means the 24-month period immediately following a Change in Control.

(i) “Clawback Policy” means any policy, as adopted or amended from time to time regarding the clawback of employee compensation.

(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(k) “Committee” means the Compensation Committee of the Board (or, in the absence of such a committee, the Board).

(l) “Company Group” means the Company (or following a Change in Control, the surviving company) and each of its subsidiaries.

(m) “Date of Termination” means the earliest occurrence of any of the following:

(i) If the Participant’s employment is terminated by any member of the Company Group for Cause or due to Disability, the date on which the Participant is notified of such termination in writing;

(ii) If the Participant’s employment is terminated by any member of the Company Group without Cause (and other than due to Disability), the date of termination set forth in the notice pursuant to which such member notifies the Participant of such termination; provided, that, unless otherwise mutually agreed with such Participant, such date of termination will be no later than thirty (30) days after the date on which the member of the Company Group sends such notification to the Participant;

(iii) If the Participant resigns with or without Good Reason, thirty (30) days after the date on which the applicable member of the Company Group that employs the Participant receives, from the Participant, written notice of such resignation; provided, that, (A) if the Participant resigns without Good Reason, the applicable member, in its discretion, may choose to waive all or any portion of such 30-day notice period and provide an earlier Date of Termination, and (B) if the Participant resigns for Good Reason, the event(s) giving rise to Good Reason have not been cured during such 30-day notice period; or

(iv) If the Participant’s employment is terminated by reason of death, the date of the Participant’s death.

(n) “Disability” means, with respect to any Participant, “permanent disability” as determined under the Company’s governing long-term disability plan or, if no such plan exists or applies, such term will mean a determination that a person is “totally disabled” by the Social Security Administration.

(o) “Dutch TopCo” means AI PAVE DUTCHCO I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

(p) “Employment Agreement” means, with respect to any Participant, any agreement between the Company and the Participant, setting forth terms and conditions of the Participant’s employment.

(q) “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

(r) “Good Reason” has the meaning ascribed to such term in a Participant’s Employment Agreement for so long as the Employment Agreement is in effect, or, if a Participant has no Employment Agreement or such Employment Agreement does not define “Good Reason,” it means, with respect to any Participant, the occurrence of any one or more of the following events without the Participant’s prior written consent:

(i) A reduction of the Participant’s Base Salary by greater than 10% as compared to the Base Salary amount immediately prior to such reduction, other than in connection with a general or across-the-board reduction of the base salaries of similarly situated employees;

(ii) A material diminution of the Participant’s authority, duties or responsibilities;

(iii) A change in Participant’s principal place of work to a location greater than 50 miles from the Participant’s principal place of work immediately prior to such a change; provided, that such change in location also materially increases the distance of Participant’s commute; or

(iv) The failure of any successor to the Company to assume this Policy and abide by the material terms herein following a Change in Control.

Notwithstanding the foregoing, a Participant shall not have Good Reason for termination unless the Company receives, from such Participant, written notice of termination for Good Reason within sixty (60) days after the event giving rise to Good Reason occurs, specifying in reasonable detail the event(s) alleged to constitute Good Reason, and the Company does not correct such event(s) within thirty (30) days after the date on which the Company receives such written notice of termination.

(s) “Initial Public Offering” means any firm commitment underwritten (by an internationally recognized investment bank) initial public offering of securities (other than debt securities containing no equity features and not convertible into equity securities) of Dutch TopCo (or the related or converted entity that serves as the issuer in the Initial Public Offering) on a major stock exchange pursuant to an effective registration statement filed under the Securities Act of 1933, as amended from time to time (other than pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form) or comparable applicable law.

(t) “Investor’” means AI GLOBAL INVESTMENTS (NETHERLANDS) PCC LTD, a protected cell company limited by shares incorporated under the laws of the Island of Guernsey.

(u) “Participant” means the CEO and each senior executive who is primarily employed in the United States and designated by the Company as eligible for benefits under the Policy.

(v) “Percentage Interest” means, with respect to any shareholder of Dutch TopCo at any time, a fraction, expressed as a percentage, the numerator of which is the number of shares (or shares of a particular class, as applicable) at such time and the denominator of which is the aggregate number of shares (or shares of a particular class, as applicable) held by all shareholders of Dutch TopCo at such time.

(w) “Qualifying Termination” means a termination of a Participant’s employment with the Company Group by either:

(i) the Company Group without Cause (other than due to death or Disability); or

(ii) the Participant for Good Reason.

Notwithstanding the foregoing, and for the avoidance of doubt, a Qualifying Termination shall not include:

(i)	a termination of a Participant’s employment for Cause, or a Participant’s termination of employment on account of death or Disability;

(ii)	a Participant’s voluntary termination of employment for any reason (other than Good Reason);

(iii)	a transfer of a Participant’s employment, for any reason, between any members of the Company Group;

(iv)

a Participant’s termination of employment with any member of the Company Group after the Participant is offered and has refused a “comparable position” (defined below) with another member of the Company Group;

(v)

a Participant’s termination of employment in connection with any merger, acquisition, sale or other disposition of the stock or assets of any member of the Company Group, if such Participant is offered or provided a “comparable position” (defined below) with a successor entity (including either the purchaser or any subsidiary or affiliate of the purchaser), whether or not such offer is accepted by the Participant; or

(vi)

any instance where a Participant is employed by a member of the Company Group and such entity ceases to be a member of the Company Group in connection with any merger, acquisition, sale or other disposition of such entity.

A position shall be deemed to be a “comparable position” for purposes of clauses (iv) and (v) above, if it (i) provides for a comparable position and base salary to those of the Participant immediately prior to such termination and (ii) does not increase the distance between the Participant’s principal business location and the Participant’s place of residence at such time by more than 50 miles.

(x) “Severance Period” means the 12-month period following such Date of Termination, in each case, if that termination is determined to be a Qualifying Termination.

(y) “Third Party” means any person that is not a party to the Shareholders Agreement among AI GLOBAL INVESTMENTS (NETHERLANDS) PCC LTD, a protected cell company limited by shares incorporated under the laws of the Island of Guernsey, acting on behalf of and in the name of the PAVE Cell, PAVENTURES II, LLC, a Delaware limited liability company, AI PAVE (LUXEMBOURG) MANAGEMENT & Cy SCSP, a Luxembourg special limited partnership, and Dutch TopCo, entered into on March 5, 2021 (as the same may be further amended, restated, modified or otherwise supplemented from time-to-time) or an affiliate or successor of any such party.

(z) “Transfer” means in relation to any share of stock to directly or indirectly: (a) sell, assign, transfer or otherwise dispose of it; (b) create or permit to subsist any encumbrance over it; (c) direct that another person should receive it, or assign any right to it; (d) enter into any agreement in respect of the votes or any other rights attached to it; or (e) agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.

ARTICLE III

Administration

3.1 Interpretation. This Policy shall be interpreted, administered and operated by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof or such other persons from time to time as it may designate. The Committee is authorized to interpret this Policy, to establish, amend and rescind any rules and regulations relating to this Policy, to resolve ambiguities under this Policy, and to make any other determinations that it deems necessary or desirable for the administration of this Policy. The Committee shall have the full power and authority, in its sole discretion but subject to the provisions of this Policy, including, without limitation, to determine who shall be a Participant hereunder and to establish the terms and conditions of any payment or benefit payable under this Policy. Any decision of the Committee in the interpretation and administration of this Policy, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and any of their beneficiaries or successors). Whenever this Policy refers to a number of days, such number shall refer to calendar days unless business days are specified.

3.2 Related Expenses. All expenses and liabilities which members of the Committee or any subcommittee, or any delegatees thereof, incur in connection with the administration of this Policy shall be borne by the Company. The Committee or any subcommittee, or any delegatees thereof, may employ attorneys, consultants, accountants, appraisers, brokers, or other persons in connection with such administration, and the Committee, any subcommittee (and delegatees thereof), the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or any subcommittee, or any delegatees thereof, shall be personally liable for any action, determination or interpretation made in good faith with respect to this Policy and all members of the Committee and any subcommittee, and the delegatees thereof, shall be fully protected by the Committee in respect of any such action, determination or interpretation.

ARTICLE IV

Eligibility and Exclusive Participation

4.1 Determination of Eligibility. Each employee who is primarily employed in the United States and who has been designated by the Company as eligible, shall be a Participant who is eligible to receive payments and benefits under this Policy.

4.2 Exclusivity. Except to the extent an Employment Agreement incorporates any of the severance payments or severance benefits hereunder by reference, none of the Participants shall be eligible to receive any other severance payments or severance benefits under any other severance plan, policy or program of any member of the Company Group, or pursuant to the terms of any employment or other agreement with any member of the Company Group, as may be in effect from time to time. Any severance payments or severance benefits payable to a Participant under this Policy shall be in lieu of any severance payments or severance benefits to which such Participant may otherwise have been entitled to pursuant to any other severance plan, policy or program of any member of the Company Group, or pursuant to the terms of any employment or other agreement with a member of the Company Group except to the extent an Employment Agreement expressly provides for severance payments or severance benefits in addition to those provided under this Policy.

ARTICLE V

Termination Benefits and Payments

5.1 Payment of Accrued Benefits Following Any Termination. If a Participant incurs a termination of employment for any reason at any time, the Participant or the Participant’s estate, as applicable, shall be entitled to receive the following payments and benefits:

5.1.1 Payment of any (a) unpaid Base Salary, as accrued through the Date of Termination, and (b) unpaid expense reimbursement owed to the Participant as of the Date of Termination. This payment will be in the form of a single lump-sum payment within 30 days following the Date of Termination (or earlier, to the extent required by applicable law).

5.1.2 Except for a termination by the Company for Cause or a resignation by the Participant without Good Reason, payment of any earned but unpaid annual bonus for any fiscal year preceding the fiscal year of the Date of Termination, payable in a single lump-sum on the date on which annual bonuses are paid to other similarly situated employees of the Company.

5.2 Severance Payments Upon a Qualifying Termination Outside of the Change in Control Protection Period. If a Participant incurs a Qualifying Termination at any time outside of the Change in Control Protection Period, then such Participant shall be entitled to receive the following severance payments, subject to compliance with Article VI of this Policy:

5.2.1 An amount equal to the sum of the Participant’s Base Salary plus the Participant’s Average Bonus, which amount shall be paid during the length of the Severance Period beginning on the first payroll date following the date on which the Severance Agreement becomes irrevocable and in accordance with the Company’s usual payroll practices (except as is otherwise provided in Section 7.6 below).

5.3 Severance Payments Upon a Qualifying Termination During the Change in Control Protection Period. If a Participant incurs a Qualifying Termination at any time during the Change in Control Protection Period, the Participant shall be entitled to receive the following severance payments (in lieu of the severance payments provided in Section 5.2 above), subject to compliance with Article VI of this Policy:

5.3.1 An amount equal to the sum of the Participant’s Base Salary plus the Participant’s Average Bonus, which amount shall be paid during the length of the Severance Period beginning on the first payroll date following the date on which the Severance Agreement becomes irrevocable and in accordance with the Company’s usual payroll practices (except as is otherwise provided in Section 7.6 below).

5.4 Payment of Additional Benefits Following a Qualifying Termination. If a Participant incurs a Qualifying Termination at any time, the Participant shall be entitled to receive the following additional payments and benefits, subject to compliance with Article VI of this Policy:

5.4.1 Pro rata annual bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance, which pro rata bonus, if any, shall be paid to the Participant at such time as bonuses are paid to other similarly situated employees of the Company.

5.4.2 In the event a Participant elects under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to continue health care coverage under the Company’s group health benefits plans, such Participant will be required to pay the premiums for coverage of such Participant and such Participant’s eligible dependents, but a portion of such premiums will be reimbursed by the Company for a period of time corresponding to the applicable Severance Period, but in no event longer than 18 months, (beginning on the date such premiums begin) such that the Participant shall continue to pay the same amount of monthly premiums as in effect for an active employee with the same coverage; provided, that if the Participant becomes eligible for coverage under the group health benefit plans of a subsequent employer, the reimbursement of such premiums shall cease to be effective as of the date the Participant becomes eligible for such health coverage. Notwithstanding the foregoing, (a) if any plan pursuant to which the Company is providing such coverage is not, or ceases to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Company is otherwise unable to continue to cover the Participant under its group health plans or the continuation of such coverage would result in adverse tax consequences for the Participant or the imposition of fines or penalties on the Company, then, in either case, an amount equal to the difference between the full monthly COBRA premium payment and the current monthly premium the Participant would have paid as an active employee shall thereafter be paid to the Participant as currently taxable compensation in substantially equal monthly installments over the applicable COBRA reimbursement period, described above, or the remaining portion thereof.

5.4.3 Outplacement assistance and support services for one year following the Date of Termination in accordance with the Company’s policy in effect on the Date of Termination.

5.4.4 Notwithstanding any provision of this Policy to the contrary, if a Participant is receiving any payments or benefits under this Policy and is re-employed by any member of the Company Group, all payments and benefits being provided to such Participant under this Policy shall cease upon the Participant’s date of re-employment.

ARTICLE VI

Release of Claims and Restrictive Covenants

6.1 Release and Other Conditions to Severance. Any payments or benefits that may be provided to a Participant under Section 5.2, Section 5.3 and/or Section 5.4 of this Policy shall be conditioned upon the following events:

6.1.1 The Participant’s execution, delivery and non-revocation of an effective release of claims against the Company Group, in substantially the form attached hereto as Exhibit A (as modified to the extent necessary to comply with the applicable law of the jurisdiction in which such Participant was primarily employed prior to the Date of Termination, the “Severance Agreement”), which Severance Agreement shall be delivered to the Participant within five (5) days following the Date of Termination and which must be executed (and not revoked) by the Participant within 60 days following the Date of Termination (the “Release Period”);

6.1.2 At the Company’s request, the Participant’s return of all property belonging to the Company Group (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group);

6.1.3 The Participant’s continued compliance with the conditions set forth in Section 6.2; and

6.1.4 Notwithstanding anything herein to the contrary, if the Committee determines, in its reasonable good faith and discretion, that a Participant has not satisfied any of the conditions precedent or subsequent in Section 6.2, (a) any entitlement of the Participant to receive any payments or benefits due under this Policy (other than pursuant to Section 5.1) shall be forfeited, and (b) the Participant shall be obligated to promptly repay the Company all amounts of payments and benefits the Participant previously received under this Policy (other than pursuant to Section 5.1); provided, that if a court subsequently determines that the Participant did satisfy such conditions, the Participant’s entitlement to receive such payments and benefits shall be reinstated in accordance with the terms thereof.

6.2 Compliance with Restrictive Covenants. As a condition precedent and subsequent to the initial and continued receipt of any payments or benefits provided to a Participant under Sections 5.2, 5.3 and/or 5.4 of this Policy, the Participant must comply with any restrictive covenants to which such Participant is subject pursuant to the Severance Agreement or any other agreement to which such Participant is a party with any member of the Company Group.

ARTICLE VII

Section 409A

7.1 Interpretation and Compliance. To the extent applicable, this Policy shall be interpreted and applied in accordance with Section 409A of the Code and any regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Policy to the contrary, to the extent that the Committee determines that any payments or benefits under this Policy may not be compliant with or exempt from Section 409A of the Code and related guidance, the Committee may at its sole discretion adopt such amendments to this Policy or take such other actions that the Committee determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Policy from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related guidance; provided, that this Section 7.1 shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action. Nothing in this Policy shall provide a basis for any person to take action against the Company or any affiliate thereof based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under this Policy, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Participant or the Participant’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Policy, including taxes, penalties or interest imposed under Section 409A of the Code.

7.2 Delay of Payments. Notwithstanding anything to the contrary in this Policy, no amounts shall be paid to any Participant under this Policy during the 6-month period following such Participant’s Date of Termination to the extent that the Committee reasonably determines that paying such amounts at the time or times indicated in this Policy would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period without interest thereon.

7.3 Separation from Service. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service”, as set forth in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). For purposes of any such provision of this Policy, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

7.4 Separate Payments. For purposes of Section 409A of the Code, each payment made under this Policy shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

7.5 Reimbursement Payments. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Policy does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year, (b) the reimbursements for expenses for which the Participant is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

7.6 Release Period Straddles Two Calendar Years. Notwithstanding Sections 5.2, 5.3 and 5.4 to the contrary, to the extent required by Section 409A of the Code, if the Release Period begins in one calendar year and ends in the next calendar year, the severance payment (or, in the case of installment payments pursuant to Sections 5.2, 5.3 or 5.4, as applicable, the first installment of the severance payment) described therein shall be paid on the first regularly scheduled payroll date that occurs in the second (2nd) calendar year (and, in the case of installment payments pursuant to Sections 5.2, 5.3 or 5.4, as applicable, such installment shall include all payments that would otherwise have been paid prior to such date). In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of his signing of the Severance Agreement.

ARTICLE VIII

Section 280G

8.1 Best-After-Tax Cutback. Notwithstanding any other provisions of this Policy to the contrary, if any payment or benefit received or to be received by a Participant, whether pursuant to the terms of this Policy or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced, as set forth herein, to the extent necessary such that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments), is greater than the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments). The Total Payments shall be reduced by the Company or the Committee in its reasonable discretion. No such reduction shall apply to any such payment or benefit that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) to the extent that such reduction would result in any prohibited acceleration or additional tax under Section 409A of the Code.

8.2 Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments the receipt or enjoyment of which the Participant has waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (b) no portion of the Total Payments shall be taken into account which, in the opinion of an independent nationally recognized accounting firm or consulting firm (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code.

ARTICLE IX

Miscellaneous

9.1 No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Policy to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies, agreements and arrangements of the Company in which a Participant participates during the term of this Policy shall be interpreted so as to avoid the duplication of benefits paid hereunder.

9.2 No Right to Employment. Nothing contained in this Policy or any documents relating to this Policy shall (a) confer upon any Participant any right to continue as a Participant or in the employ or service of any member of the Company Group, (b) constitute any contract or agreement of employment, or (c) interfere in any way with any “at-will” nature (if applicable) of the Participant’s employment with the Company Group.

9.3 Unfunded Obligations. The amounts to be paid to any Participant under the Policy are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

9.4 Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under this Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Policy shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Policy to a Participant who is unable to care for his or her affairs, payment may be made directly to the Participant’s legal guardian or personal representative. Notwithstanding the foregoing, if a Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the executors, personal representatives or administrators of the Participant’s estate.

9.5 Tax Withholding. All amounts payable under the terms of this Policy shall be subject to withholdings for applicable federal, state, local or non-U.S. taxes and other required payroll deductions.

9.6 Governing Law. It is intended that this Policy be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and this Policy shall be administered in a manner consistent with such intent. This Policy and all rights hereunder shall be governed, construed and interpreted in accordance with ERISA and, to the extent not preempted by federal law, the laws of the State of New York.

9.7 Validity; Severability. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which shall remain in full force and effect.

9.8 Recovery of Overpayments. Notwithstanding the foregoing, the Committee shall have the power, discretion, and authority to take any and all actions it deems necessary or advisable to recover any overpayments made under this Policy, including deducting the amount of any such overpayments made to any Participant from any future payments or benefits to be made or provided to such Participant.

9.9 Clawback/Forfeiture. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 5.2, Section 5.3 and/or Section 5.4 above shall be conditioned upon and subject to the Clawback Policy.

9.10 Claims Procedure. With respect to any claim for benefits which are provided for under this Policy, the claim shall be approved or denied by the Committee or a panel designated by the Committee within 90 days following the receipt of the information necessary to process the claim. If the Committee denies a claim for benefits in whole or in part, it will give written notice of the decision to the claimant or the claimant’s authorized representative, setting forth the specific reasons for such denial, make specific reference to the pertinent Policy provisions on which the decision was based, and provide any other additional information as may be required by Section 503 of ERISA and the regulations thereunder.

9.11 Termination and Amendment. This Policy, including any exhibits attached hereto, may be amended or terminated, and any provision thereof may be modified or waived, for one or more Participants at any time by the Committee in its sole discretion, in any case, so long as such amendment, termination or modification does not affect any benefits to which a Participant is entitled pursuant to a termination of employment or resignation occurring prior to the date such amendment, termination or modification becomes effective. Notwithstanding the foregoing, this Policy may not be amended in any manner that is adverse to a Participant without such Participant’s prior written consent at any time during the two (2) year period immediately following a Change in Control.

9.12 Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall assume this Policy and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

9.13 Notice of Termination. Any purported termination of a Participant’s employment by the Company with or without Cause or resignation by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party given in accordance with this Sections 9.13 and 9.14. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, under this Policy or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights under this Policy.

9.14 Notices and other Communications. For the purpose of this Policy, notices and all other communications provided for in this Policy shall be given in writing and delivered by hand or sent by certified mail, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, five (5) days after deposit in the United States mail and, if to the Company, to the address set forth below:

To the Company:

Nielsen Consumer LLC

Attention: Chief Legal Officer

85 Broad St., 19th Floor

New York, NY 10004

As adopted by the Compensation Committee of the Board of Managers of US Indy Holdco, LLC, effective as of March 5, 2021.

NIELSEN CONSUMER LLC

By:
Name:

Exhibit A

FORM OF SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (the “Agreement”) is made by and between ________________________ residing at ____________________ (the “Participant”) and Nielsen Consumer LLC, a Delaware limited liability company, having its registered office in the State of Delaware (the “Company” and together with its subsidiaries and affiliates, the “Company Group”).

WITNESSETH:

WHEREAS, the Participant has been employed by the Company Group since the date specified in the Appendix; and

WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain severance benefits to the Participant pursuant to the terms of the Nielsen Consumer LLC Severance Policy for United States-Based Senior Executives (the “Policy”);

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1. The Participant’s employment with the Company Group, and the Participant’s membership on any committees, is terminated as of the “Date of Termination” specified in the Appendix.

2. Effective on such date, the Participant will incur a “Qualifying Termination” under the Policy, a summary plan description of which the Participant hereby acknowledges receipt, and will, accordingly, be entitled to the benefits set forth therein subject to the terms and conditions of such Policy and this Agreement. A summary of the benefits to which the Participant is entitled under the Policy is set forth in the Appendix.

3. Through the “Severance Period” specified in the Appendix, the Participant will be reasonably available to consult on matters and will cooperate fully with respect to any claims, litigations or investigations, relating to the Company Group. No reimbursement for expenses incurred after the commencement of a period of inactive employee status, or if there is no such period, after termination of employment, shall be made to the Participant unless authorized in advance by the Company.

4. All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company Group shall remain the sole property of the Company Group and shall not be removed from the premises of the Company Group. The Participant further agrees to return to the Company Group any property of the Company Group that the Participant may have, no matter where located, and not to keep any copies or portions thereof.

5. The Participant shall not make any derogatory statements about the Company Group and shall not make any written or oral statement, news release or other announcement relating to the Participant’s employment by the Company Group or relating to the Company Group, its subsidiaries, customers or personnel, which is designed to embarrass or criticize any of the foregoing. Nothing in this Agreement shall be construed to limit, impede or impair the right of the Participant to engage in Protected Activity (as defined below).

6. In consideration of the Company entering into this Agreement with the Participant and subject to the consequences set forth in Paragraph 9 below, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s employment with the Company Group, disclose any Confidential Information (as defined below) except (A) when required to perform his or her duties to the Company Group, (B) as required by law or judicial process, or (C) in connection with any Protected Activity by the Participant; or (ii) at any time during the Participant’s employment with the Company Group and for the duration of the Severance Period (A) associate with (whether as a proprietor, investor, director, officer, employee, consultant, partner or otherwise) or render services to any business that competes with the business of the Company Group, in any geographic or market area where the Company Group conducts business or provides products or services (or which the Participant has knowledge, at the time in question, that the Company Group has plans to commence engaging in within twelve (12) months); provided, however, that nothing herein shall be deemed to prohibit the Participant’s ownership of not more than 2% of the publicly-traded securities of any competing business, (B) induce, influence, encourage or solicit in any manner any client, prospective client with which the Participant had interactions in connection with his/her employment in the 18 months prior to termination of the Participant’s employment with the Company Group, vendor or supplier of the Company Group, to cease or reduce doing business with the Company Group or to do business with any business in competition with the business of the Company Group, or (C) solicit, recruit, or seek to hire, or otherwise assist or participate in any way in the solicitation or recruitment of, any person who has been employed or engaged by the Company Group at any time during the 6 months immediately preceding the termination of the Participant’s employment, or induce, influence, or encourage in any manner, or otherwise assist or participate in any way in the inducement, influence or encouragement of, any such person to terminate his or her employment or engagement with the Company Group or (D) hire or otherwise assist or participate in any way in the hiring of, any person who has been employed or engaged by the Company Group at any time during the 6 months immediately preceding the termination of the Participant’s employment. The provisions hereof shall be in addition to and not in derogation of any other agreement covering similar matters to which the Participant and the Company Group or any subsidiary or affiliate thereof are parties. For purposes of this agreement, the “business of the Company Group” means consumer purchasing measurement and analytics, media audience measurement and analytics, and any other line of business in which the Company Group is engaged at the time of the termination of the Participant’s employment (or which the Participant has knowledge, at the time in question, that the Company Group has plans to commence engaging in within twelve (12) months). If the Participant is primarily providing services in California at the time the Participant’s employment with the Company Group terminates, then sub-clauses (A), (B) and (D) of clause (ii) of this Paragraph 6 shall not apply following such termination.

7. If the Participant performs services for an entity other than the Company Group at any time prior to the end of the Severance Period (whether or not such entity is in competition with the Company Group), the Participant shall notify the Company on or prior to the commencement thereof. To “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

8. “Confidential Information” shall include all trade secrets and proprietary or other confidential information owned, possessed or used by the Company in any form, whether or not explicitly designated as confidential information, including, without limitation, business plans, strategies, customer lists, customer projects, cooperator lists, personnel information, financial information, pricing information, cost information, methodologies, software, data, and product research and development. Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by the Participant, employees or third parties.

9. If at any time a court holds that the restrictions stated in Paragraph 6 above are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area or, if the court does not undertake such substitution, then the remainder of Paragraph 6 shall be given full effect without regard to the invalid portion. Because the Participant’s services are unique and because the Participant has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, (i) apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security) or (ii) the Company may cease all payments or other benefits required to be made to the Participant under this Agreement and/or the Policy. Notwithstanding any remedy sought by the Company under this Paragraph, the release provisions of Paragraphs 12, 13 and 14 shall remain in full force and effect.

10. The Participant acknowledges that the restrictions in Paragraph 6 above are not greater than required to protect the Company Group’s legitimate business interests, including without limitation the protection of its Confidential Information and the protection of its client relationships, and are reasonably limited in time or duration, geography and scope of activity. The Participant further acknowledges that, viewed separately or together, the restrictions in Paragraph 6 above do not unfairly or unreasonably restrict the Participant’s ability to obtain other comparable employment, earn a living, work in any particular area or otherwise impose an undue hardship on Participant.

11. Protected Activity. Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product, or the Company Group’s trade secrets, without the Company’s prior written consent. The Participant does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure, or activity described in this Paragraph.

12. To the fullest extent permitted by law, the Participant, for the Participant, the Participant’s family, heirs, representatives, successors and assigns releases and forever discharges the Company Group and its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company Group plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, whether brought by or on behalf of the Participant, which the Participant had, now has or may have against the Company Group, its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company Group plan, from the beginning of the Participant’s employment to and including the date of this Agreement relating to or arising out of the Participant’s employment with the Company Group or the termination of such employment, including, but not limited to, any claim under the Civil Rights Acts (including Title VII of the Civil Rights Act of 1964), the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act (all as amended) and/or any other local, state or federal law, order or regulation dealing with employment or the termination thereof, other than (i) a claim with respect to a vested right the Participant may have to receive benefits under any plan maintained by the Company Group, (ii) any claim that cannot be waived as a matter of law or public policy of the state whose law governs the claim, (iii) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under any agreement between the Participant and any member of the Company Group or any organizational document of any member of the Company Group, or pursuant to any director’s and officer’s liability insurance policy, or (iv) any right of the Participant in his or her capacity as an equityholder of the Company’s securities.

13. To the fullest extent permitted by law, the Participant covenants that neither the Participant, nor any of the Participant’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company Group plan any action or other proceeding (other than those charges, claims or complaints with those administrative agencies which as a matter of law the Participant may not be prohibited from filing) based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, although the Company’s acknowledgement of this exception does not limit the scope of the waiver and release stated in Paragraph 12 above. The Participant further agrees not to seek to challenge the validity of this Agreement, except that this covenant not to sue set forth in this Paragraph 13 does not affect the Participant’s future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction or to challenge the validity of this Agreement under the Age Discrimination in Employment Act of 1967, as amended.

[[TO BE INCLUDED IF PARTICIPANT IS A RESIDENT OF CALIFORNIA]The Participant has read Section 1542 of the California Civil Code, which states in full: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Participant expressly waives any rights that the Participant may have under Section 1542 of the California Civil Code to the full extent that the Participant may lawfully waive such rights pertaining to a general release of claims, and the Participant affirms that the Participant is releasing all known or unknown claims that the Participant has or may have against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company Group plan.]

14. The Participant acknowledges that:

i. The Participant is hereby advised to consult with an attorney at the Participant’s own expense before executing this Agreement and that the Participant has been advised by an attorney or has knowingly waived the Participant’s right to do so,

ii. The Participant has had a period of at least [twenty-one (21)/ forty-five (45)]1 days within which to consider this Agreement [and the information set forth in Attachment A hereto, which provides the disclosures required by the Older Workers Benefits Protection Act],

iii. The Participant has a period of seven (7) days from the date that the Participant signs this Agreement within which to revoke it by written notice to the Company’s Human Resources Department, and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period,

iv. The Participant fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement,

v. The Participant is receiving greater consideration hereunder than the Participant would receive had the Participant not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof, and

vi. the waiver or release by the Participant of rights or claims in Paragraph 12 above is knowing and voluntary. The Participant understands and agrees that the Company’s payment or offer of money and other benefits to the Participant and the Participant’s signing of this Agreement does not in any way indicate that the Participant has any viable claims against the Company Group or that the Company Group admits any liability whatsoever.

15. This Agreement constitutes the entire agreement of the parties as to the Participant’s termination and severance benefits, and all prior negotiations or representations are merged herein. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by the Participant without the Company’s written consent. In addition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between the Participant and the Company, which prior agreements are hereby terminated other than any restrictive covenant agreements or other agreements by which the Participant has agreed to comply with any restrictive covenants.

16. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid, except as otherwise required to carry out the intent of the parties hereunder, and only as required to bring this Agreement into compliance with the law.

17. This Agreement shall be construed in accordance with the laws of the State of New York except to the extent superseded by applicable federal law.

[1]	In the event of a group termination, each applicable severance agreement should provide for 45 days to consider the agreement and the additional information set forth in Attachment A.

IN WITNESS WHEREOF, the Participant and the Company, by its duly authorized agent, have hereunder executed this Agreement.

Dated: ______________________________

[INSERT THE PARTICIPANT’S NAME]

NIELSEN CONSUMER LLC

By:
Title:

Appendix

Summary of Severance Benefit Entitlements Under The Nielsen Consumer LLC Severance Policy for

United States-Based Senior Executives

Date of Termination:

Severance Period:

Severance Payment:	$_________ payable for [12] months in accordance with the Company’s usual payroll practices

Group Health Benefit Continuation:	[INCLUDE MEDICAL AND DENTAL PLAN NAMES ONLY IF COVERED AT TERMINATION]

Pro Rata Annual Bonus Payment:	[x/12] of the annual bonus otherwise payable to you at the time of normal payment.

Outplacement:	For 1 year as provided by the Company.

The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Policy. Refer to your summary plan description for more detail.

ATTACHMENT A

As required by the Older Workers Benefit Protection Act, the Company is providing you with the following information.

1. All [____________] employees of the Company (the “Decisional Unit”) were considered for this separation program.

2. Employees eligible to participate in the program are those employees in the Decisional Unit whose employment with the Company is being terminated by the Company [add any additional eligibility criteria].

3. Employees selected for the program have forty-five (45) days from the date of their receipt of this proposed Agreement to participate by signing and returning the Agreement. Employees who choose to sign the Agreement shall have seven days after signing and returning it to the Company to revoke it by delivering a signed revocation notice to the Company as provided in the Agreement.

4. The job titles and ages of all individuals selected for the program and all individuals in the same job titles not selected for the program are as follows:

Position	Organization	Age of those selected for termination	Age of those not selected for termination